                                     MASTER
                                     ------

                             DATED February 24,2000
                             ----------------------



                            P WALLACE AND OTHERS     (1)

                                       AND

                         GREAT PLAINS SOFTWARE, INC. (2)




                 ----------------------------------------------

                                    AGREEMENT
                 for the sale and purchase of the entire issued
                       share capital of PWA GROUP LIMITED
                 ----------------------------------------------


                                     [LOGO]


                                DORSEY & WHITNEY
                                  Veritas House
                              125 Finsbury Pavement
                                     London
                                    EC2A 1NQ

                             Tel: + 44 171 588 0800
                             Fax: + 44 171 588 5555

THIS AGREEMENT is dated February 24, 2000 and is made BETWEEN:

(1) the persons whose names and addresses are stated in Schedule 1 (together the "VENDORS"); and

(2) GREAT PLAINS SOFTWARE, INC. whose principal place of business is situated at 1701 38th Street Southwest, Fargo, North Dakota 58103 ("THE PURCHASER").

WHEREAS

(A)      The Company (as defined below) is a private company limited by shares.

(B) The Vendors have agreed to sell and the Purchaser has agreed to purchase the Company Shares (as defined below) upon the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1        DEFINITIONS AND INTERPRETATION

1.1      In this Agreement unless the context otherwise requires:

"ACCOUNTS" means the Company's draft audited annual accounts (as defined in section 262 CA 1985) , for the financial year ended on the Accounts Date, including the notes to those accounts and the associated directors' and auditors' reports and any profit and loss account omitted in reliance on section 230(3) CA 1985;

"ACCOUNTS DATE" means 30th September 1999;

"THE AUDITORS" means the auditors of the Company namely Arthur Andersen;

"BUSINESSDAY" means a day (excluding Saturdays and Sundays) on which clearing banks are ordinarily open for the transaction of normal banking business in the City of London;

"CASH CONSIDERATION" means L3,524,832;

"CA 1985" means the Companies Act 1985;

"CLAIM" means any claim under the Warranties;

"THE COMPANY" means PWA Group Limited (Co. No. 3679633) whose registered office is at Courtyard House, Liston Road, Marlow, Buckinghamshire SL7 1BX;

"COMPLETION" means completion of the sale and purchase of the Company Shares by the performance by the parties of their respective obligations under clause 2 and 5;

"COMPLETION ACCOUNTS" means the accounts prepared in accordance with clause 8;

"COMPLETION DATE" means the date of the Agreement;

"CONFIDENTIAL INFORMATION" means all proprietary financial, business and technical information relating to the business of the Company together with all trade secrets and information equivalent to them (including but not limited to formulae, processes, methods, knowledge and Know-how) in connection with the products and services manufactured, produced, distributed and/or sold by the Group;

"CONSIDERATION SHARES" means 302,986 shares of the Purchaser's Common Stock;

 "DISCLOSURE LETTER" means the letter of the same date as this Agreement in the Agreed Form from the Warrantors to the Purchaser disclosing certain matters in relation to the Warranties which has been delivered to the Purchaser prior to the execution of this Agreement together with the Disclosure Folder (as therein defined);

"ENVIRONMENT" means any land, natural or man-made structures, water and air
         (including without limitation air within buildings and other natural or man-made structures above or below ground);

"ENVIRONMENTAL LAWS" means all or any applicable law, common law, statute, statutory instrument, regulation or directive (including laws made thereunder) with regard to the pollution or protection of the Environment or harm to or the protection of human health or the health of animals or plants or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal, transport, or handling of such substances or wastes;



 "GROUP" means together the Company and the Subsidiaries;

"GROUP COMPANY" means each and any body corporate in the Group;

"HOLDING COMPANY" shall bear the meaning given to that expression in section 736
         CA 1985;

"ICTA 1988" means the Income and Corporation Taxes Act 1988;



"INTELLECTUAL PROPERTY" means all the Intellectual Property Rights used by the any Group Company prior to the date of this Agreement;

"INTELLECTUAL PROPERTY RIGHTS" means patents, registered designs, trade marks and service marks (whether registered or not), copyright, design rights, and all similar property rights, including those subsisting (in any part of the world) in inventions, designs, drawings, computer programs, semiconductor topographies, plant varieties, business or brand names, goodwill or the style of presentation of goods or services and in applications for protection thereof;

"KNOW-HOW" means all industrial and commercial information and techniques, accounts, records and information (wherever situate) pertaining to the activities of the Group;

"LONDON STOCK EXCHANGE" means London Stock Exchange Limited;

"MANAGEMENT ACCOUNTS" means the management accounts as of 31st January 2000 a copy of which is attached to the Disclosure Letter;

"ORDINARY SHARES" means the issued ordinary shares of L0.10 each in the capital of the Company as referred to in column (3) of Schedule 1;



"PROHIBITED AREA" means the United Kingdom and the Republic of Ireland;

"PROPERTIES" means the and the leasehold properties details of which are respectively set out in Schedule 4;

"PURCHASER'S SOLICITORS" means Dorsey & Whitney, Veritas House, 125 Finsbury
         Pavement, London EC2A 1NQ

"RELATED COMPANY" in relation to any company means any subsidiary or holding company of that company or any subsidiary of any such holding company;



"RELIEF" means any loss, relief, allowance, exemption, set-off, deduction, credit, right to payment or other relief available in relation to Tax or to the computation of income profits or gains for the purposes of Tax;

"RESTRICTED PRODUCTS" means:

         (a) all products which are or have been manufactured, produced, distributed or sold by any Group Company at any time during the twelve month period immediately preceding the Completion
                  Date); and

         (b) any other products which are of a type similar to and competing with any of the products referred to in (a) above;

"RETENTION ACCOUNT" means an interest bearing deposit account to be opened in the joint names of the Purchaser's Solicitors and the Vendors' Solicitors at BarclaysBank Plc as provided in clause 5.3.1 and Schedule 9;

"RETENTION ACCOUNT INSTRUCTION LETTER" means the letter in the agreed form from the Warrantors and the Purchaser to the Purchaser's Solicitors and the Vendors' Solicitors regarding conduct of the Retention Account;

"RETENTION SUM" means the sum of L1,250,000;

"COMPANY SHARES" means the Ordinary Shares;

"SECURITY INTEREST" means a mortgage, lien, pledge, charge, hypothecation, debenture, assignment or other security interest (or an agreement or commitment to create any of them);

"SUBSIDIARIES" means the companies specified in Schedule 3;

"SUBSIDIARY" means a subsidiary (as defined by sections 736 and 736A CA 1985) or a subsidiary undertaking (as defined by section 258 CA 1985);

"TAX" has the meaning set out in the Tax Deed;



"TAX AUTHORITY" has the meaning set out in the Tax Deed;

"TAX DEED" means the tax deed of indemnity in the form attached hereto as Attachment `A';

"TAX LEGISLATION" means any statute, enactment, law or regulation providing for the imposition of Tax;



"TAX WARRANTIES" means the Warranties as to the matters stated in Part B of Schedule [__];

"TCGA 1992" means the Taxation of Chargeable Gains Act 1992;

"VATA 1994" means the Value Added Tax Act 1994;



"VENDORS' SOLICITORS" means Shoosmiths, Regents Gate, Crown Street, Reading RG1
         2PQ;

"VENDORS' SOLICITORS BANK ACCOUNT" means its client account at Barclays Bank
         Plc, 267 Wellingborough Road, Northhampton, A/C Number 20804266, Sort Code 20-16-52;

"WARRANTIES" means the warranties contained in clause 7.1 and Schedule 8;

"WARRANTORS" means Mr Paul Wallace and Mr Geoffrey Burch;

1.2 a document expressed to be "IN THE AGREED FORM" means a document in a form which has been agreed by the parties contemporaneously with or before the execution of this Agreement and which has, for the purposes of identification, been initialled by them or on their behalf;

1.3 references to a clause or Schedule are to a clause of, or a Schedule to, this Agreement, references to this Agreement include its schedules and references in a Schedule or part of a Schedule to a paragraph are to a paragraph of that Schedule or that part of that Schedule;

1.4 references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.5 words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

1.6 he contents table and the descriptive headings to clauses, schedules and paragraphs (and summaries in parentheses of the scope of any statutory provisions in the Tax Warranties) are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

1.7 all agreements, obligations and liabilities (whether under warranties, representations, indemnities or otherwise) on the part of any two or more of the Vendors are joint and several and on the part of any two or more of the Executive Directors are joint and several and shall be construed accordingly;

1.8 the words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

1.9 a person is connected with another person if he is so connected within the meaning of section 839 ICTA 1988;

1.10 Reference to an Event occurring on or before any date shall be deemed to include:

         (a) any combination of two or more Events only the first or some of which shall have occurred before that date; and

         (b) any Event which is treated or deemed to occur on or before that date for the purposes of any Tax;

1.11

         (a) "ENACTMENT" means any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

         (b) a reference to any enactment shall be construed as including a reference to:

                  (i) any enactment which that enactment has directly or indirectly replaced (whether with or without modification), and

                  (ii) that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof;

                  provided that this clause 1.11 shall not increase the liability of any party above that which exists immediately following this Agreement coming into effect.

2.       SALE OF THE COMPANY SHARES

2.1 The Vendors shall sell to the Purchaser and the Purchaser (relying, as the Vendors hereby acknowledge, on the representations, warranties, undertakings and indemnities of the Vendors (or any of them) referred to or contained in this Agreement) shall purchase from the Vendors the Company Shares.

2.2 The Vendors shall sell and transfer the Company Shares held by them free from all claims, liens, charges, encumbrances and equities and other rights exercisable by third parties and with full title guarantee.

2.3 Title to, beneficial ownership of, and any risk attaching to, the Company Shares shall pass on Completion and the Company Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including without limitation the right to receive all dividends, distributions or any return of capital declared, payable or made by the Company on or after Completion).Each of the Vendors hereby waives any rights of pre-emption conferred on him by the Articles of Association of the Company or otherwise over Company Shares hereby agreed to be sold by the other Vendors.

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Company Shares unless the purchase of all the Company Shares is completed simultaneously.

3        CONSIDERATION

3.1 Subject to clauses 5.4, 7.9 and 8, the consideration for the Company Shares shall be:

         3.1.1 the payment on Completion by the Purchaser to the Vendors of the Cash Consideration in the amounts set opposite their names in Schedule 1, Part B and:

         3.1.2 the issue by the Purchaser to the Vendors on Completion the Consideration Shares in the amounts set opposite their names in Schedule 1, Part B.

4        PURCHASER'S WARRANTIES

4.1      The Purchaser warrants to the Vendors as follows:-

4.1.1 The Consideration Shares, when issued in accordance with this Agreement, shall be duly authorised, validly issued, fully paid and nonassessable and shall be free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances of any nature whatsoever, except as may be created by the Vendors. No person has any pre-emptive rights with respect to the Consideration Shares.

4.1.2 The Consideration Shares have been registered pursuant to a registration statement on Form S-4 (333-92857) including any prospectus forming a part thereof, the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "SEC"). The Registration Statement is effective in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and shall remain effective through Completion. No stop order suspending the effectiveness of the Registration Statement has been issued by the SEC and no proceedings for that purpose have been initiated or, to the knowledge of the Purchaser, threatened by the SEC. All necessary state securities or blue sky authorisations have been received. The Consideration Shares are listed on the Nasdaq National Market.

4.1.3 None of the information included or incorporated by reference in the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Purchaser has filed all required documents with the SEC since January 1, 1999 (the "SEC Documents"). The SEC Documents complied in all material respects with the requirements of the Securities Act or, as applicable, the Securities Exchange Act of 1934; as amended (the "Exchange Act"), as of their respective dates, and none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

4.1.4 Purchaser shall file all reports required under the Exchange Act for a period of two years following Completion.

5        COMPLETION

5.1 Completion shall take place at the offices of the Company (or at such other place as the parties may agree) on the Completion Date when all (but not part only unless the parties shall so agree) of the following business shall be transacted:

         5.1.1 the Vendors shall deliver to the Purchaser or make available for collection by the Purchaser or its authorised representatives:

                  5.1.1.1 transfers in respect of the Company Shares duly executed and completed in favour of the Purchaser or as it may direct or have directed, together with the certificates therefor and the duly executed powers of attorney or other authorities under which any of the transfers have been executed authorising the sale of the Company Shares held by those Vendors and the execution of the transfers in respect of them;

                  5.1.1.2 such other documents as may be required to give a good title to the Company Shares and to enable the Purchaser or its nominees to become the registered holders thereof;

                  5.1.1.3 (as agents for each Group Company) all its statutory and minute books written up to date) and their Common Seal, Certificate of Incorporation, any Certificate or Certificates of Incorporation on Change of Name and copies of its Memorandum and Articles of Association;

                  5.1.1.4 duly executed transfers (in favour of such person or persons as the Purchaser may direct or have directed) of all shares or other interests in the Subsidiaries not registered in the name of the Company or any other Group Company together with the certificates therefor; and

                  5.1.1.5  letter of non-crystallisation from Lloyds Bank plc.

5.2      the Vendors shall:

         5.2.1 cause the transfers mentioned in clause 5.1.1.1 to be resolved to be registered in the Register of Members of the Company's statutory books notwithstanding any provision to the contrary in the Articles of Association of the Company;

         5.2.2 cause the persons named in part A of Schedule 6 to be validly appointed as additional Directors of the Company and PWA Personnel Systems; and

         5.2.3 repay to each Group Company, or procure the repayment thereto of, all indebtedness outstanding at Completion from the Vendors or any of them;

         5.2.4 procure that all the Group Companies shall repay all loans made to [it/them] by the Vendors as disclosed in the Disclosure Letter and outstanding at Completion.

5.3      the Purchaser shall:

         5.3.1    pay US$[      ] of the Cash Consideration by electronic funds
                  transfer for value to the Vendors' Solicitors Bank Account and payment into such account shall constitute a good discharge to the Purchaser in respect of such sum and the Purchaser shall have no obligation as to the distribution or allocation of the Cash Consideration between the Vendors;

          5.3.2 pay to the Purchaser's Solicitors by electronic transfer of funds the Retention Sum to be deposited in the Retention Account whereupon the provision of Schedule 9 shall apply to the sum so deposited.

5.4      the parties shall join in procuring that:

         5.4.1 all existing bank mandates in force for all Group Companies shall be altered (in such manner as the Purchaser shall at Completion require) to reflect the resignations and appointments referred to above;

         5.4.2 the Purchaser's Solicitors and the Vendors' Solicitors are instructed in the terms of the Retention Account Instruction Letter;

         5.4.3 service agreements (in the agreed form) shall be entered into between the Company and the persons named in part E of
                  Schedule 6.

5.5      the parties shall enter into the Tax Deed.

5.6 Each of the Vendors (including 3i) agree with the other Vendors that they shall respectively waive their rights, if any, against one another under the terms of an Investment Agreement dated 12th February 1999 and made between PWA Group Limited, Paul Wallace, Geoffrey Burch and 3i Group plc, under the Articles of Association of the Company adopted as of 12th February 1999 including, without limitation, any class rights or rights of pre-emption.

6        POST-COMPLETION MATTERS

6.1 Each of the Vendors hereby declares that for so long as they remain the registered holder of any of the Company Shares after Completion they will:

         6.1.1 hold the Company Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and its successors in title; and

         6.1.2 deal with and dispose of the Company Shares and all such dividends, distributions and rights as are described in clause
                  6.1 as the Purchaser or any such successor may direct.

6.2 The Vendors shall execute or, so far as each is able, procure that any necessary third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Purchaser shall after Completion reasonably require in order to give effect to this Agreement and any documents entered into pursuant to it and to give to the Purchaser the full benefit of all the provisions of this Agreement.

7        WARRANTIES

7.1      In consideration of the Purchaser entering into this Agreement :

         7.1.1 the Warrantors hereby jointly and severally warrant to the Purchaser in the terms set out in Schedule 8; and

         7.1.2 3i hereby warrants to the Purchaser in the terms of the Limited Warrantors;

7.2 Any statement in Schedule 8 which is qualified as being made "so far as the Warrantors are aware" or "to the best of the knowledge, information and belief of the Warrantors" or any similar expression has been so qualified after all due and proper enquiries by the Warrantors of each of Lewis Jackson, Simon Nash, Kellie-Ann Williams, Tony Seeley, Shephali Parmar, Peter Martin, the Vendors' Solicitors and the auditors of the Company and its Subsidiaries.

7.3.

         7.3.1 The Warranties are qualified to the extent, but only to the extent, of those matters fairly disclosed in the Disclosure Letter and for this purpose "fairly disclosed" means disclosed in such manner and in such detail as to enable a reasonable purchaser to make proper, accurate and not misleading assessment of the matter concerned.

         7.3.2 All references in Schedule 8 to the Company shall unless the context otherwise requires be construed as references to each and every Group Company.

         7.3.3    Each of the paragraphs in Schedule 8:

         7.3.4 shall be construed as a separate and independent representation and/or warranty; and

         7.3.5 save as expressly otherwise provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 8 or by any other provision of this Agreement;

                  and the Purchaser shall have a separate claim and right of action in respect of every claim of each such representation or warranty.

7.4 The rights and remedies conferred on the Purchaser under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Purchaser in respect of any claim (including but not limited to injunctive relief, specific performance and the right to damages for any loss or additional loss suffered by the Purchaser).

7.5 The Warranties shall not in any respect be extinguished or affected by Completion.

7.6 Each of the Warrantors agrees with the Purchaser (for itself and as trustee for each Group Company):

         7.6.1 that the giving by any Group Company and/or any of its directors, employees, agents or advisers to any of the Warrantors or their agents or advisers of any information or opinion in connection with the Warranties or the Tax Deed or the Disclosure Letter or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of this Agreement or the Disclosure Letter shall not be deemed a representation, warranty or guarantee to the Warrantors of the accuracy of such information or opinion;

         7.6.2 to waive any right or claim which they may have against any Group Company and/or any of its directors, employees agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

         7.6.3 that any such right or claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement (including the Warranties or the Tax Deed).

7.7 The Warrantors and 3i shall not be liable in respect of any Claim unless:

         7.7.1 they receive from the Purchaser written notice setting out in reasonable detail a summary of the Claim and a bona fide estimate of the amount of the Claim;

         7.7.2 in the case of a Claim under the Tax Covenant or the Tax Warranties, on or before the seventh anniversary of Completion; and

         the Purchaser has instigated proceedings in respect of the Claim within six (6) months of the date of the written notice of the Claim in question.

7.8 Save for a Claim for a breach of a Limited Warranty and subject to the provisions of clause 7.9:

         7.8.1 the aggregate liability of the Warrantors and 3i together for all Claims shall not exceed [US$2,000,000], together with reasonable costs and expenses incurred by the Purchaser specifically in successfully pursuing valid Claims under this Agreement;

         7.8.2 the Warrantors and 3i together shall note be liable unless the aggregate amount of all individual Claims exceeds [US$500,000] in which event the Warrantors and 3i shall be liable for [the whole amount and not merely] the excess [only];

         7.8.3 the Warrantors and 3i together shall not be liable for any individual Claim unless the amount of the liability in question exceed [US$50,000];.

7.9 The aggregate individual liabilities of the Warrantors and 3i is as follows for all Claims of:

         7.9.1    Paul Dominic Wallace shall not exceed L[    ]; and

         7.9.2    Geoffrey Charles Burch shall not exceed L[   ]; and

         7.9.3    3i plc shall not exceed L[    ].

7.10 The Warrantors and 3i shall not be liable for any Claim to the extent that the Claim arises or is increased as a result of any legislation or government regulation or any administrative judicial decisions not in force at the date of this Agreement;

7.11 The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, damage or deficiency.

7.12 Nothing in this Agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by the Purchaser or any member of the Purchaser's Group.

7.13 The Purchaser acknowledges that no representations, undertakings or warranties, express or implied, are given by the Warrantors or 3i in relation to the subject matter of this Agreement, other than those expressly contained in the Agreement.

7.14 If any Claim under the Warranties arises which, at the time such Claim is notified to the Warrantors, is contingent only or otherwise not capable of being quantified, then the Warrantors shall not be under any obligation to make any payment in respect of such Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be. So long as such Claim shall have been notified to the Warrantors in accordance with clause 12 (Notices) below, then the provisions of clause 7.7.1 shall be amended in relation to such Claim so as to require that proceedings be issued and served within six (6) months from the date on which the said liability ceased to be contingent or becomes capable of being quantified, as the case may be, in order for the liability of the Warrantors (or any of them) not to determine.

7.15 Any amount paid by the Warrantors or 3i in respect of any Claims shall be deemed to reduce the consideration paid by the Purchaser to the Vendors under this Agreement.

7.16 In relation to the Accounts and Management Accounts no Claim under the Warranties shall be valid and effective to the extent that any of the following may be used or applied so as to cancel or reduce for liability to which such Claim relates:

         7.16.1   specific provision in the Accounts or the Management Accounts;
                  or

         [7.16.2 a revaluation in respect of a an asset understated in the Accounts [or the Management Accounts] or any liabilities overstated in the Accounts [or the Management Accounts as the case may be.]

7.17 Where the Warrantors or 3i have paid an amount in discharge of a Claim to the Purchaser (or at its discretion) and the Purchaser or any member of the Purchaser's Group following Completion subsequently makes every recovery from a third party (whether by reason of insurance or otherwise), the Purchaser shall, as soon as is reasonably practicable, repay to the relevant Warrantors or 3i an amount equal to the sum paid by the relevant Warrantors or 3i in settlement of the relevant Claim, less all reasonable costs and expenses of recovery (including insurance premiums).

8        CASH CONSIDERATION  ADJUSTMENT

8.1 The Purchaser and Vendors shall procure that Completion Accounts shall be prepared as at the Completion Date.

8.2 The Completion Accounts shall comprise the consolidated balance sheet of the Company Group as at the Completion Date and the consolidated profit and loss account of the Company Group for the period commencing on the Accounts Date and ending on the Completion Date together with such explanatory notes relating thereto as shall be required to support them.

8.3 The Completion Statement shall be prepared in accordance with all applicable Financial Reporting Standards and under UK Generally Accepted Accounting Procedures and subject thereto on the basis of the accounting policies and practices adopted in the Company's audited Accounts (see attached) and then adjusted (if and to the extent that the following adjustments have not already been applied) to take account of the following matters:-

         8.3.1 any National Insurance paid or accrued by the Company in respect of the issue of options under the Staff Share Scheme;

         8.3.2    any amortised goodwill;

         8.3.3 any fees considered to be exceptional and resulting from the pursuance of the sale to Great Plains Software Inc. (likely to include the costs of the visit of certain PWA directors to Great Plains Software Inc. and the costs of tax advice to the Company on the issue and rollover of share options);

         8.3.4 trading in February being normalised to take account of any sales slippage due to management focus on the sale to Great Plains Software Inc.;

         8.3.5 any other fees or expenses or adjustments charged to the Group Company on the instruction of Great Plains Software Inc.

8.4 The Purchaser shall be entitled to require that, within 30 days of receipt of such Completion Statement, such Completion Statement shall be audited by the Purchaser or its Auditor for the purpose of ascertaining the Net Asset Value and may be revised with the agreement of the Purchaser and the Vendor as a result thereof and will then be the Signed Completion Accounts.

8.5 Not later than five (5) Business Days after the issue of the signed Completion Accounts:

         8.5.1 the Vendor shall pay to the Purchaser the amount (if any) by which the Net Assets as shown in the Completion Statement are
                  less than [amount in words] pounds [US$        ];

         8.5.2 the Vendor shall pay to the Purchaser the amount (if any) by which the Working Capital as at the Completion Date falls
                  short of [amount in words] pounds [(US$       )]

         and the Cash Consideration shall be deemed to have been adjusted accordingly.


8.6 The Purchaser shall, if the Vendor fails to make payment in accordance with the provisions of clause 8.3 be entitled to set off the amount due to the Purchaser against any amounts payable by it under clause 3.1.

9        RESTRICTIVE COVENANTS

9.1 Each of the Vendors jointly and severally undertakes with the Company and the Purchaser that without the prior consent in writing of the Purchaser they will not directly or indirectly, whether by themselves, their employees or agents and whether on their own behalf or on behalf of any other person, firm or company or otherwise howsoever, for a period of 2 years from the Completion
         Date:

         9.1.1 (subject to clause 9.3) carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether for reward or otherwise) in, or in any way assist any business which is or is about to be engaged in the manufacture, production, distribution or sale of the Restricted Products or any of them [in the Prohibited Area] in competition with the Company or any other Group Company;

         9.1.2 in relation to the Restricted Products or any of them solicit or canvass, accept orders from or otherwise deal with any person, firm, company or other organisation who:

                  9.1.2.1 was a customer of any other Group Company at any time during the 2 years prior to the Completion Date; or

                  9.1.2.2 at the Completion Date was in the process of negotiating or contemplating doing business with any other Group Company;

         9.1.3 solicit or entice away from any Group Company any employed or otherwise engaged by that Group Company on the Completion Date, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of that Group Company.

9.2 The restriction in Clause 8.1.1 above shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange or in respect of which dealing takes place in the Alternative Investment Market on the London Stock Exchange or any recognised Stock Exchange or provided that not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the board of the Purchaser.

9.3 Each of the Vendors severally undertakes with the Purchaser that they will not at any time after Completion directly or indirectly, whether by themselves, their employees or agents or otherwise howsoever:

         9.3.1 engage in any trade or business or be associated with any person firm or company engaged in any trade or business using the name PWA Personnel Systems Limited or any name incorporating the words PWA Personnel Systems Limited or any similar name or names or any colourable imitation thereof;

         9.3.2 in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with any Group Company or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with any Group Company;

         9.3.3 (subject to clause (9.5)) without the consent of the Company or the Purchaser use, whether on his own behalf or on behalf of any third party, or divulge to any third party, any of the Confidential Information.

9.4 Subject to clause 9.5 each of the Vendors severally undertakes with the Purchaser that, if any Group Company shall have obtained any of the Confidential Information from any third party under an agreement including any restriction on disclosure known to them, they will not at any time without the consent of the Company or the Purchaser infringe that restriction.

9.5 The restriction in clause 9.3.2 shall not operate to prohibit any of the Vendors who continues in the employment of any Group Company after Completion from claiming, representing or indicating his association in that capacity with that Group Company during the continuance of that employment and in accordance with the terms of his service agreement.

9.6      The restrictions in clause 9.3.3 shall not apply:

         9.6.1 in respect of any of the Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

         9.6.2 to any of the Vendors to the extent that they are required to disclose Confidential Information by any applicable law, governmental order, decree or regulation having the force of law or pursuant to the regulations of any securities exchange or regulatory or governmental body to which they are subject.

9.7 Each of the Vendors agrees with the Purchaser that the restrictive covenants in clauses 0 to 9.4 inclusive are reasonable and necessary for the protection of the value of the Company Shares and the Company and that, having regard to that fact those covenants do not work harshly on them.

10       ANNOUNCEMENTS

         Save as (but only to the extent) expressly required by law or by the London Stock Exchange or other recognised investment exchange, all announcements or circulars by, of or on behalf of any of the parties hereto and relating to the sale and purchase hereunder shall be in terms to be approved in writing by the parties in advance of issue.

11       RELEASES, WAIVERS ETC., BY THE PURCHASER

11.1 Subject to the provisions of Schedule 9, the Purchaser may, in its discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under this Agreement and may do so as regards any one or more of the Vendors, Warrantors or Warrantors under that liability without in any way prejudicing or affecting the liability of or its rights against any other of the Vendors, Warrantors or Warrantors in respect of the same or a like liability, whether joint and several or otherwise.

11.2 Subject to clause 11.3, neither the single or partial exercise or temporary or partial waiver by the Purchaser of any right, nor the failure by the Purchaser to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Purchaser to enforce any right or any such provision shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by the Purchaser of, that or any other right or provision.

11.3     All references in clause 11.2 to:

         11.3.1 any right shall include any power, right or remedy conferred by this Agreement on, or provided by law or otherwise available to, the Purchaser; and

         11.3.2 any failure to do something shall include any delay in doing it.

11.4 The giving by the Purchaser of any consent to any act which by the terms of this Agreement requires such consent shall not prejudice the right of the Purchaser to withhold or give consent to the doing of any similar act.

12       NOTICES

         12.1 Except as otherwise provided in this Agreement, every notice under this Agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the party to whom it is intended to be given as the addressee and:

         12.1.1 it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary); or

         12.1.2 it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee's authorised address; or

         12.1.3 the envelope containing the notice is properly addressed to the addressee at his authorised address and duly posted by the recorded delivery service (or by airmail registered post if overseas);

         and, in proving the giving or service of such notice, it shall be conclusive evidence to prove that the notice was duly given within the meaning of this clause 12.1.

12.2 A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 12.1.3 unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

12.3 For the purposes of this clause 12 the authorised address of each of the Vendors shall be the address of the relevant Vendor shown in
         Schedule 1 or as notified to the Purchaser from time to time and the authorised address of (respectively) the Purchaser and the Company and [each of] the Subsidiary[ies] shall be the address of its registered office for the time being or (in the case of notices transmitted by facsimile transmission) its facsimile number at that address.

12.4 Any notice duly given within the meaning of clause 12.1 shall be deemed to have been both given and received:

         12.4.1 if it is delivered in accordance with clause 12.1.1 or 12.1.2, on such delivery;

         12.4.2 if it is duly posted or transmitted in accordance with clause 12.1.3 by any of the methods therein specified, on the second (or, when sent airmail, fifth) business day after the day of posting.

12.5 For the purposes of this clause12 "notice" shall include any request, demand, instruction, communication or other document.

13       ENTIRE AGREEMENT

         This Agreement and the documents in agreed form referred to in this Agreement constitute the entire agreement between the parties in relation to the subject matter covered and supersede any previous agreement between the parties in relation to such matters which shall cease to have any further effect

14       ALTERATIONS

         No purported alteration of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party hereto.

15       SEVERABILITY

15.1 Each provision of this Agreement is severable and distinct from the others. The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired, provided that the operation of this clause would not negate the commercial intent and purpose of the parties under this Agreement.

15.2 If any provision of this Agreement is illegal or unenforceable as a result of any period specified herein being in excess of that permitted by a relevant authority, that provision shall take effect with the substitution of a shorter period acceptable to the relevant authority subject to it not negating the commercial intent of the parties under this Agreement.

16       COUNTERPARTS

         This Agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into the Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

17       PAYMENT OF COSTS

         Each of the parties shall be responsible for their or its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents, save that the Vendors shall be jointly and severally liable to pay any and all stamp duty levied upon either party as a consequence of the Completion of this Agreement.

18       SUCCESSORS AND ASSIGNS

18.1 This Agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each party.

18.2 Subject always to clause 18.3 none of the parties hereto shall be entitled to assign the benefit of any rights under this Agreement without the prior written consent of the other parties.

18.3 The parties hereby agree that the Purchaser is entitled to assign the whole or part of its rights and obligations hereunder to any Group Company thereof.

19       APPLICABLE LAW AND SUBMISSION TO JURISDICTION

         This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the High Court of Justice in England for the purpose of hearing and determining any suit, action or proceedings which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                               SCHEDULE 1, PART A

                                   THE VENDORS


-------------------------------- --------------------------- --------------- ---------------------------
              (1)                               (2)               (3)(a)               (3)(b)

             NAME                             ADDRESS         NUMBER OF THE  NUMBER OF PREFERENCE SHARES
                                                                 ORDINARY
                                                               SHARES HELD
================================ =========================== =============== ===========================
3i PLC                           Apex Plaza, Corbury Road,   NIL             325,000
                                 Reading, Berks
-------------------------------- --------------------------- --------------- ---------------------------
Paul Dominic Wallace             Littlestead Green Farm, Row 296,212         NIL
                                 Lane, Dunsoon, Reading
-------------------------------- --------------------------- --------------- ---------------------------
Geoffrey Charles Burch           Hurst, Berks                128,788         NIL
-------------------------------- --------------------------- --------------- ---------------------------
FM Trust Corporation Limited     C/o 12 Rue due Pommer, 2000 141,000         NIL
                                 Neuchatd, Switzerland
-------------------------------- --------------------------- --------------- ---------------------------

                               SCHEDULE 1, PART B

                         VENDORS' SHARE OF CONSIDERATION



--------------------------------- ----------------- ------------


            NAME                     CASH (US $)       SHARES
--------------------------------- ----------------- ------------

3i plc
--------------------------------- ----------------- ------------


Paul Dominic Wallace
--------------------------------- ----------------- ------------


Geoffrey Charles Burch
--------------------------------- ----------------- ------------


FM Trust Corporation Limited
--------------------------------- ----------------- ------------

                                   SCHEDULE 2

                                   THE COMPANY



Date and place of incorporation:    7th December 1998, Cardiff

Registered number:                  3679633

Registered office:                  Courtyard House, Liston Road, Marlow, Bucks

Authorised share capital:           L100,000 divided into [ ] Ordinary Shares of
                                    L0.10 each and [ ] `A' Ordinary Shares of
                                    L0.10 each

Issued share capital:               566,000 Ordinary Shares [fully paid]
                                    325,000 `A' Ordinary Shares [fully paid]

Directors:                          Lewis John Jackson

                                    Simon Robert Nash

                                    Paul Dominic Wallace

                                    John Whitley Ward

Secretary:                          Lewis John Jackson

Auditors:                           [                                  ]

Accounting reference date:          30th September

                                   SCHEDULE 3

                                THE SUBSIDIARIES


Name:

Date and place of Incorporation:

Registered number:

Registered office:


Authorised share capital:

Issued share capital:

Shareholder:

Directors:

Secretary:

Auditors:

Accounting reference date:

                                   SCHEDULE 4

                                 THE PROPERTIES

                              LEASEHOLD PROPERTIES


======== ============= ============ =============== ============ ================= =============
 Number   Description   Proprietor   Date of Lease   Parties to      Term and       Occupier(s)
                                                        Lease          rent
                                                                  [Review dates?]
======== ============= ============ =============== ============ ================= =============

-------- ------------- ------------ --------------- ------------ ----------------- -------------

======== ============= ============ =============== ============ ================= =============

                                   SCHEDULE 5

                                    TAX DEED

                                  [AS ATTACHED]

                                   SCHEDULE 6

                            DIRECTORS AND EMPLOYEES

                         PART A - ADDITIONAL DIRECTORS


                             PART B - NEW SECRETARY


                          PART C - RETIRING DIRECTORS

                          PART D - RETIRING SECRETARY


                 PART E - PERSONS TO RECEIVE SERVICE AGREEMENTS

                                   SCHEDULE 7

                             [PENSION ARRANGEMENTS]

                                   SCHEDULE 8

                       MATTERS REPRESENTED AND WARRANTED

                          PART A - GENERAL WARRANTIES


1.       INFORMATION SUPPLIED TO THE PURCHASER

1.1 The statements of fact contained in Schedules 1, 4 and 6 of this Agreement are true and accurate in all respects and the documents annexed to the Disclosure Letter are complete and accurate copies of the documents of which they purport to be copies.

1.3 So far as the Warrantors are aware, the factual information contained in the Information Memorandum dated [ ] which relates to the Company or any member of the Group or any of their business, assets or liabilities is true and accurate.

1.4 The Disclosure Letter contains details of any person (other than the Purchaser and its advisors) to whom the Warrantors have in the past two years supplied any confidential information concerning any member of the Group with a view to their evaluation whether or not to acquire the Company or any member of the Group or any of their businesses.

2        THE WARRANTORS

2.1 Each of the Warrantors has full power to enter into and perform this Agreement which constitutes binding obligations on the Vendors in accordance with its terms.

2.2 All the Company Shares are fully paid or are properly credited as fully paid and each of the Vendors is the sole legal and beneficial owner of the number of Company Shares set opposite that Vendor's name in column 3 of Schedule 1 free from all Security Interests.

3.       ACCOUNTS

3.1 The Accounts comply with CA 1985 and all other relevant legislation and have been prepared in accordance with generally accepted accounting conventions, policies, principles and practices consistently applied. The accounting conventions, policies, principles and practices in the United Kingdom which have been (including methods of valuation) adopted for the Accounts are the same as those adopted in preparing the audited accounts of the Company for its three preceding accounting reference periods.

3.2 The Accounts give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and of the profits and losses of the Company for the financial period to which the Accounts relate.

3.3      The accounting reference date of the Company is 30th September.

3.4 The Management Accounts have been honestly and prudently prepared on a basis consistent with the preparation of prior management accounts of the Company during the three immediately preceding accounting periods and are not misleading.

4.       POSITION SINCE THE ACCOUNTS DATE

4.1      Since the Accounts Date, the Company has not:

4.1.1    agreed to acquire any business; or

4.1.2 disposed of any of its assets except in the ordinary and normal course of business; or

4.1.3 incurred any capital commitment or series of related capital commitments in excess of L50,000; or

4.1.4 agreed to purchase stocks in quantities or at prices materially greater than was the practice of the Company prior to the Accounts Date.

4.2 All payments, receipts and invoices of the Company since the Accounts Date have been properly recorded in the books of the Company.

5.       DEBTORS AND CREDITORS

5.1 The Company is not owed any moneys other than trade debts incurred in the course of business.

5.2      The Company has not factored or discounted any of its debts.

5.3 The Company has not given any guarantee or indemnity other than disclosed.

5.4 The Company is not in default under the terms of any borrowing made by it.

5.5 None of the debts due to the Company in excess of L5,000 as at the Accounts Date remain unpaid as at the date of this Agreement, nor has any debt in excess of L5,000 which has subsequently become due to the Company or any member of the Group (or any part of such debt) remained unpaid for more than one month after the due date for payment or been released or written off or proven to be irrecoverable, nor so far as the Warrantors are aware is any such debt now regarded as irrecoverable.

6.       SUBSIDIARIES

6.1      The Company:

         (a)      has never had any subsidiary other than the Subsidiaries;

         (b) directly owns free from encumbrances the whole of the issued share capital of the Subsidiaries except as detailed in
                  Schedule 3;

         (c) has not since its incorporation been a subsidiary of any other company; and

         (d) holds no shares in the capital of any other company other than the Subsidiaries.

7.       PROPERTY

7.1 The Company does not use or occupy or have any interest, and has not used, occupied or had any interest, in any land and/or buildings for the purposes of its business other than the Properties.

7.2 Replies to enquiries given by the Company or the Company's Solicitors to enquiries raised by the Purchaser or the Purchaser's Solicitors in respect of the Properties are true and accurate in all material respects.

7.3 The Company has not received notice of breach of any of the provisions or covenants of any of the leases of any of the Properties.

7.4 The Company has not received notice of breach of any Environmental Laws, and, so far as the Warrantors are aware, there are not circumstances which will lead to any such notice being received.

8.       ASSETS

8.1 Apart from leases over motor vehicles, computer hardware and software used in the ordinary course of business, all tangible assets used in connection with the business of the Company belong to the Company free from any Security Interest.

8.2 All assets of or used in connection with the business of the Company are in the possession of under the control of the Company.

8.3 The assets owned by the Company comprise all the assets necessary for the effective continuation of the Company's business as carried on at Completion.

8.4 All plant, machinery, vehicles and equipment currently owned or used by the Company are in good condition and working order, and have been regularly and property maintained.

8.5 As at Completion, the total assets (less current liabilities) of the Company shall be not less than six (6) million, which does not include any accrued and unpaid dividends or management or other fees paid or payable by or on behalf of the Company to 3i

9.       INSURANCES

9.1 Appropriate levels of insurance cover for a business similar to that of the Company has been put and remains in place and has been properly maintained by the Company and all such insurances are and have at all material times been in force.

9.2 No claims in excess of L15,000 have been made by the Company on its insurers within two years prior to the date of this Agreement nor so far as the Warrantors are aware are any such claims contemplated or outstanding.

10.      BANK ACCOUNTS

10.1 The Disclosure Letter contains full details of all of the Company's investment, deposit and bank accounts and of the banks and other financial institutions at which they are kept.

10.2 Details of all overdraft, loan and other financial facilities available to the Company are disclosed and no person who provides any of those facilities has given any indication that they are considering withdrawing or altering any of such facilities.

10.3 So far as the Warrantors are aware, neither the Vendors nor the Company have done or omitted to do anything whereby the continuance of the facilities referred to in paragraph 10.2 above may be prejudiced or affected.

10.4     The Company has no outstanding borrowings or other indebtedness.

10.5 So far as the Warrantors are aware, there are no unpresented cheques of an amount in excess of L5,000 drawn by the Company.

11.      CONDUCT OF BUSINESS

11.1 The Company is not now, nor has it been during the period of twelve months prior to the date of this Agreement, a party to any contracts or transactions which are, or involve obligations, which are outside the ordinary course of business of the Company or which are unusual or of a long term nature. For the purpose of this paragraph 11.1, "LONG TERM" means not terminable on 3 months notice or less.

11.2 So far as the Warrantors are aware, the Company has not received notice that any event or omission has occurred which would entitle any third party to terminate prematurely any material contract to which the Company is a party. For the purpose of this paragraph 10.2, "material" shall mean any contract having a value in excess of L25,000.

11.3 There is no claim against and, so far as the Warrantors are aware, there are no circumstances which may lead to a claim against the Company for defective goods, supplied by the Company.

11.4 The Company has obtained all licences, permissions and consents required for the carrying on of its business and, so far as the Warrantors are aware, there are no circumstances which indicate that any of such licences, permissions or consents are likely to be revoked or not renewed in the ordinary course.

11.5 The Company has no branch, place of business or substantial assets outside the United Kingdom or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788 ICTA 1988) in any country outside the United Kingdom.

12.      DIRECTORS AND EMPLOYEES

12.1     There are not in existence:

         (a) any service agreements or other contracts with directors or employees of the Company which cannot be terminated by twelve months' notice or less without giving rise to any claim for damages or compensation (other than compensation for unfair dismissal under the Employment Rights Act 1996); or

         (b) any other contracts between the Company and existing or former directors or employees of the Company and the Company including contracts or arrangements for any benefit or payments of any nature to or for the benefit of any existing or former directors or employees or any of their dependants; or

         (c) any consultancy agreements between the Company and any other person firm or company; or

         (d) any arrangements by which any person has the use of any credit or charge card or account for which the Company is responsible.

12.2 There are no arrangements to which the Company is a party involving share options profit sharing or bonus, incentive or other similar payments for employees other than disclosed.

12.3 There is no dispute involving sums greater than L25,000 between the Company and any of its employees or a material number or category of its employees.

12.4 There have been no strikes or industrial action short of strike action (official or unofficial) by any of the Company's employees during the period of six years immediately prior to the date of this Agreement and there is no written agreement or arrangement between the Company and any trade union or other body representing employees of the Company in relation either to recognition of the trade union or other body or to collective terms and conditions or representation.

12.5 So far as the Warrantors are aware the Company has in relation to each of its employees complied with:

         (a) obligations imposed on it by all statutes and regulations relevant to the relations between it and its employees or any trade union or employee representatives;

         (b) all collective agreements recognition agreements for the time being dealing with such relations or the conditions of service of its employees; and

         (c) all relevant orders and awards made under any relevant statute or regulation affecting the conditions of service of its employees.

12.6 Particulars of the terms and conditions of employment of the directors and employees of the Company are contained in the Disclosure Letter and since the Accounts Date no change has been made nor agreed to be made in such terms and conditions of employment by the Company of any person.

13.      PENSIONS

13.1 In this paragraph 13 "Schemes" means the defined contributions schemes as set out in Company employee service contracts and as agreed with Paul Wallace and Geoffrey Burch.

13.2 Apart from the Schemes, there are no pensions arrangements (including personal pension) or any similar schemes or arrangements in respect of which the Company or the Subsidiaries has or may have any liability to contribute or an obligation to any of its past or present officers or employees or their spouses, children or dependants or to the trustees of any such scheme or arrangement.


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

13.3 Apart from the Schemes, the Company and its Subsidiaries are not under any legal or moral liability or obligation or a party to any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances in respect of sickness, accident or disability or any similar arrangements or promises or otherwise to provide "relevant benefits" within the meaning of Section 612 of the Taxes Act to or for any of its past or present officers or employees or their spouses, children or dependents.

13.4 In relation to the Company's obligations under the Schemes in respect of their respective members and of those persons who are spouses, children and dependants of members ("Members"):

13.4.1 no person has during the past two years been excluded from membership of the Scheme on the basis of his being a part-time employee;

13.4.2 all contributions in relation to the Schemes due as at Completion in accordance with such of those Schemes or any insurance company have been paid;

13.4.3 no legally enforceable undertakings or assurances have so far as the Warrantors are aware been given to the Members as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits;

13.4.4 no discretion has so far as the Warrantors are aware have been exercised under the Schemes to admit to membership of the Schemes an officer or employee who would not otherwise have been eligible for admission to membership or to provide a benefit which would not otherwise already be provided for under the Schemes and no power to augment or provide new or additional benefits has been exercised;

13.4.5 where applicable, all lump sum benefits payable on the death of a Member whilst in employment (other than a return of the Member's own contributions and contributions paid in respect of him) are (to the extent that they are linked to earnings at or before death) fully insured with an insurance company of repute and so far as the Warrantors are aware each Member has been covered for such insurance at normal rates and on normal terms for persons in good health.

14.      UNISSUED CAPITAL

14.1 There are no agreements or instruments in force which require or confer the right (conditionally or unconditionally) to require the issue of any share or loan capital of the Company now or at any time in the future nor are there any agreements restrictions or obligations entered into by or binding on the Company as to its unissued share or loan capital.

15.      INTELLECTUAL PROPERTY

15.1 The Company owns or has the right to use under royalty free licence paid up licence, online implied by the sale of a product, all Intellectual Property Rights relating to products manufactured by it or on its behalf or used by it in connection with its business.

15.2 So far as the Vendors are aware, the registration of all the registered Intellectual Property owned by the Company including the Trade Marks attached to the Disclosure Letter is valid and in full force and effect and all relevant renewal or other fees in relation thereto have been paid.

15.3 There are no existing contracts under which the Company grants to any third party any rights in or over the Intellectual Property owned by the Company.

15.4 The Company does not require any Intellectual Property Rights other than the Intellectual Property in order to use all the processes employed by it in its business as presently constituted nor to manufacture, use and sell the products which result from those processes nor otherwise to carry on its business.

15.5     So far as the Warrantors are aware:

         (a) the Company has not and no person for whose acts or omissions the Company is vicariously liable has infringed the Intellectual Property Rights of any other person, firm or company;


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

         (b) no other party has claimed that any infringement by the Company or any such person has occurred.

16.      LITIGATION, OFFENCES AND PROCESSES

16.1 Apart from routine debt collection the Company is not engaged in any litigation (whether criminal or civil), arbitration or any alternative dispute resolution process and so far as the Warrantors are aware there are no facts or circumstances likely to give rise to such litigation, arbitration, or any alternative dispute resolution process.

16.2 No injunction has been granted against the Company and the Company has given no undertaking to any Court or to any third party arising out of any legal proceedings.

16.3 No order has been made or petition served or resolution passed for the winding up of the Company nor so far as the Warrantors are aware has any person threatened to present such a petition or convened or threatened to convene a meeting of the Company to consider a resolution to wind up the Company; no distress execution or other process has been levied on any asset of the Company nor has any person threatened any such distress, execution or other process; no person has appointed or threatened to appoint a receiver of the Company's business or assets or any part thereof.

17.      GRANTS

17.1 Full details of all investment, regional selective assistance, local government or other grant or other subsidy or similar payment made or due to be made by the Company have been fairly and accurately disclosed in the Disclosure Letter.

17.2 Neither the Vendors nor the Company have not done or omitted to do or agreed to do or to omit to do anything as a result of which all or any part of any investment or other grant or employment subsidy or similar payment made or due to be made to the Company is or may be liable to be repaid, forfeited or withheld in whole or in part.

18.      TRANSACTIONS WITH SHAREHOLDERS OR DIRECTORS

18.1 No monies are owed by the Company to any director of the Company or to the Vendors or to any person connected with any such director or the Vendors.


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

18.2 The Company has no debts owed to it by its directors or any of them or by the Vendors or by a person connected with any such director or the Vendors.

19.      ADMINISTRATION

19.1 There are attached to the Disclosure Letter true and accurate copies of the Memorandum and Articles of Association of the Company incorporating all amendments made up to and including the date hereof.

19.2 The register of members of the Company contains a true and accurate record of the members and all former members of the Company and their holdings of shares in the capital of the Company.

19.3     No direction has been given to the Company under section 28 CA 1985.

19.4 All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies and the Department of Trade and Industry by the Company have been correctly and properly prepared, filed or delivered.

19.5 All the accounts books ledgers and financial and other material records of whatsoever kind of the Company are held or stored in means which are under the exclusive ownership and control of the Company and have at all times been properly and accurately kept and completed in all material respects.

                             Part B - Tax Warranties
                             -----------------------

1 All accounts computations returns notices or information ("RETURNS") required to be made submitted or given to any Tax Authority by the Company (including, without limitation, all Returns in respect of PAYE and National Insurance) have been properly and duly prepared and punctually made submitted or given and are up-to-date and correct in all material respects.

2 The Company is not (and in the last three years has not been) in dispute with or subject to any investigation by any Tax Authority other than standard visits or audits and so far as the Vendors are aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute or investigation.

3 The Company has (to the extent required by law) preserved and retained in its possession complete and materially accurate records relating to Tax and the Company has sufficient records relating to past events to calculate for Tax purposes the profit gain loss balancing charge or balancing allowance which would arise on the disposal or realisation of any assets owned at the Accounts Date or acquired since that date but before Completion.

4 The Company has paid to the relevant Tax Authority all Tax including deductions or withholdings required to be deducted under the PAYE and National Insurance systems and in respect of any Tax chargeable on benefits provided for its employees or former employees and is not liable to pay any interest, penalty, fine or surcharge in respect of any such Tax.

5 No balancing charge in respect of capital allowances claimed or given and no chargeable gain (disregarding any relief or allowance available to the Company other than amounts allowable under section 38 TCGA 1992) would arise if any of the assets of the Company (or, where the assets are in a capital allowances pool, all the assets in that pool) were to be realised on the date hereof for an amount equal to the book value thereof as shown in the Accounts or, in respect of assets acquired since the Accounts Date, for an amount equal to the consideration given for their acquisition.

6 The Company is registered for VAT, is a taxable person, does not make any exempt supplies and has complied in all material respects with the requirements of VATA

         1994 and all applicable regulations and orders in respect of VAT and has not acquired any assets to which Article 5(1) VAT (Special Provisions) Order 1995 applies.

7 The Company has not at any time made any election to waive exemption under the provisions of VATA 1994 Schedule 10 for value added tax in respect of any land or buildings currently within its ownership.

8 All documents required to prove the title of the Company to any assets owned at Completion have been duly stamped.

9 So far as the Vendors are aware there is no unsatisfied liability to inheritance tax attached or attributable to any shares in the Company or any of the assets of the Company and neither such shares or assets are subject to an Inland Revenue charge.

10 The Company is and has always been resident only in the United Kingdom for Tax purposes and is not and never has been a close company ad defined in ICTA 1988 s414.

11.      The Company owns no asset to which the Capital Goods Scheme applies.

12. The Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.

13. [There are no circumstances which might cause a disallowance of the carry forward of losses, expenses of management, debits in respect of loan relationships or excess charges under ICTA 1988 ss393, 768, 768B or 768C or the carry back of losses under s768A].

14.      The Company is not an investment company as defined by ICTA 1988 s130.

15. The Company is not party to a loan relationship either as a debtor or creditor as defined in FA 1996 s103.

16. No asset of the Company shall be deemed under TCGA 1992 s179 to have been disposed of and re-acquired by virtue of or in consequence of the entering into or performance of this Agreement or any other event since the Accounts Date.


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

17. The Company has not been a party to or otherwise involved in any transaction to which any of the following provisions could apply (other than transactions in respect of which all Inland Revenue clearances have been obtained after disclosure of all material facts):

         Sections 29, 30, 31, 32, 33, 34, 135, 136 or 139 TCGA 1992;
         Paragraphs 5-10, Schedule 12 to the Finance Act 1984; Sections 116-118, 213-218, 219, 399, 703, 776 of ICTA 1988;
         Sections 729-746 or ss774-778 of Part XVII of ICTA 1988.

18. The Company has not been involved in any transaction or series of transactions which, or any part of which, may for any tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to tax.


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

SIGNED by                                            )
in the presence of:                                  )





SIGNED by                                            )
in the presence of:                                  )





SIGNED by                                            )
for and on behalf of                                 )
LIMITED/PLC                                          )
in the presence of:                                  )



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